Exhibit 23.3

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of TriNet Group, Inc., filed pursuant to Rule 462(b) of the Securities Act of 1933, of our report dated April 13, 2012, except for the effects of the restatement described in the last paragraph of Note 2, as to which the date is November 18, 2013, relating to the financial statements of SOI Holdings, Inc., which appears in Amendment No. 1 to the Registration Statement on Form S-1/A of TriNet, Group, Inc. (No. 333-198293). We also consent to the reference to us under the heading “Experts” in such Amendment No. 1 to Registration Statement.

/s/ PricewaterhouseCoopers LLP

Charlotte, North Carolina

September 11, 2014